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Exhibit 1

Durban Roodepoort Deep, Limited
(Incorporated in the Republic of South Africa)
(Registration number 1895/000926/06)
(Share code: DUR)
(ISIN: ZAE 000015079)
(ARBN number: 086 277 616)
(NASDAQ Trading Symbol: DROOY)
("DRD" or "the company")

RESULTS OF ANNUAL GENERAL MEETING

        At the annual general meeting of DRD shareholders held on Friday, 28 November 2003, all the resolutions as set out in the notice of annual general meeting were passed by the requisite majorities.

        Details in respect of these resolutions are set out below.

		Total number of votes	Votes in favour
	Ordinary business
1	To adopt the annual financial statements for the twelve months ended 30 June 2003	185 614 757	99.40%
2	To re-appoint the auditors in accordance with the company's Articles of Association	185 614 757	99.36%
3 A	To re-elect Mr MM Wellesley-Wood as a director of the company	185 614 757	99.42%
3 B	To re-elect Mr IL Murray as a director of the company	185 614 757	99.40%
3 C	To re-elect Mr RP Hume as a director of the company	185 614 757	99.41%
3 D	To re-elect Mr A Lubbe as an alternate director of the company	185 614 757	98.83%
3 E	To re-elect Mr DT van der Mescht as an alternate director of the company	185 614 757	99.03%
	Special business
4	Ordinary resolution 1	185 614 757	93.99%
5	Ordinary resolution 2	185 614 757	94.31%
6	Ordinary resolution 3	185 614 757	91.91%
7	Ordinary resolution 4	185 614 757	91.90%
8	Special resolution 1	185 614 757	92.14%
9	Special resolution 2	185 614 757	89.24%
10	Special resolution 3	185 614 757	92.68%
11	Special resolution 4	185 614 757	98.75%

Johannesburg
28 November 2003

Sponsor
Standard Corporate & Merchant Bank
(A division of The Standard Bank of South Africa Limited)

(Registration number 1962/000738/06)

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Exhibit 1